CERTIFICATE OF AMENDMENT         F981218000454
OF THE
ARTICLES OF INCORPORATION OF BALITA AIR LINES, INC


under section 805 of the Business Corporation law

IT IS HEREBY CERTIFIED THAT:

(1) The name of the proposed corporation is BALTIA AIR LINES, INC.

(2) The filing date of the corporation's certificate of incorporation is: 8/24/89

(3) The corporation requests that article 4: "The aggregate number of shares which the corporation shall have the authority to issue is one hundred million shares ($.0001 par value) and fifteen thousand preferred shares (no par value)" be deleted and replaced with the following language:

"The aggregate number of shares which the corporation shall have authority to issue is one hundred million shares ($.0001 par value) and five hundred thousand preferred shares ($.01 par value)."

As reflected by the above language, the corporation requests that the previous authorization of fifteen thousand preferred shares (no par value) be canceled and new five hundred thousand preferred shares ($.01 par value) be authorized. Note: Under the previous authorization the corporation issued no preferred shares.

(4) The amendment of the certificate of incorporation was authorized by the corporation's Board and Written Consent of Shareholders on 11/12/98

State of New York   )
                    )ss.
County of Queens    )

I, Igor Dmitrowsky, being duly sworn, deposed and state that I am the President and C.E.O. of Baltia Air Lines, Inc., the corporation named in and described above in the foregoing certificate and that I have read the foregoing certificate and know the contents thereof to be true, except as to the matters herein stated to be alleged upon information and belief, and as those matters, I believe them to be true.


_________(signature)______________
     Igor Dmitrowsky

Sworn to me this 17th day of December, 1998


_____(signature)__________________
     Notary Public

CATHERINE A. HEEGE
Notary Public, State of New York
No. 4872987
Qualified in Queens County
Commission Expires Oct. 6, 2000

IN WITNESS WHEREOF, this certificate has been subscribed this 17th day of December 1998, by the undersigned who affirms that the statements herein are true under the penalties of perjury.



                                             (Signature)

State of New York  )ss:
Department of State)

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original


  Witness my hand and seal of the Department of State on DEC 21 1998

     Seal of the State of New York             (Signature)

DOC-1266(5/96)                              Special Deputy Secretary of
State